Suite 310 – 606 4th Street SW Calgary, Alberta T2P 1T1 Phone 403 233-2801 Fax 403 233-2857

VIA SEDAR
March 14, 2007 (Amended)

Alberta Securities Commission
British Columbia Securities Commission
Saskatchewan Securities Commission
Manitoba Securities Commission
Autorité des Marches Financiers
Ontario Securities Commission
New Brunswick Securities Commission
Nova Scotia Securities Commission
Prince Edward Island Securities Commission
Newfoundland Securities Commission
Nunavut Registrar Securities
Yukon Registrar of Securities
Northwest Territories Registrar of Securities

Dear Sirs,

Re:    Harvest Energy Trust
           Annual General Meeting of Unitholders

Please be advised that Harvest Energy Trust changed the type of meeting from Annual and Special to Annual General Meeting. The details of the upcoming meeting of the unitholders are as follows:

Issuer:	Harvest Energy Trust
Meeting Type:	Annual General Meeting
ISIN – Trust Units:	CA41752X1015
Meeting Date:	May 6, 2007
Record Date of Notice:	March 27, 2007
Record Date of Voting:	March 27, 2007
Beneficial Ownership Determination Date:	March 27, 2007
Class of Securities Entitled to Receive Notice	Trust Units
Class of Securities Entitled to Vote:	Trust Units
Place:	Calgary, Alberta

We are filing this information in compliance with the Canadian Securities Administrators’ National Instrument 54 – 101 regarding Shareholder Communication, in our capacity as the agent for Harvest Energy Trust.

Yours truly,

“Signed”
June Lam
Officer, Income Trusts

cc: Harvest Energy Trust
       Attn: Cindy Gray